Exhibit 99.2

Contact: Robert Lewey, President IES Holdings, Inc. 713-860-1500

FOR IMMEDIATE RELEASE

IES Holdings Announces the Appointment of Todd Cleveland to the Board of Directors

HOUSTON — February 9, 2017 — IES Holdings, Inc. (“IES” or the “Company”) (NASDAQ: IESC) today announced that the Company has expanded its Board of Directors with the appointment of Todd M. Cleveland as a director. Mr. Cleveland has served as Chief Executive Officer of Patrick Industries, Inc., a publicly traded manufacturer of specialized building products and materials, (“Patrick”) since February 2009, a director of Patrick since 2008, and in various other executive roles since 2007. Prior to that, Mr. Cleveland spent 17 years with Adorn Holdings, Inc., which was acquired by Patrick in 2007, most recently serving as President and Chief Executive Officer. Mr. Cleveland has over 25 years of recreational vehicle, manufactured housing and industrial experience in various operating capacities.

Jeffrey L. Gendell, Chairman of the Board, commented, “We are very pleased that Todd has joined the Board, bringing additional operating and public company executive and Board experience. He is a recognized and accomplished leader, and we believe his experience completing numerous mergers and acquisitions transactions at a publicly traded industrial company will significantly benefit IES in executing on its strategy.”

ABOUT IES HOLDINGS, INC.

IES is a holding company that owns and manages diverse operating subsidiaries, comprised of providers of industrial infrastructure services to a variety of end markets. Our approximately 4,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.